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                                                                    EXHIBIT 10.1

          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.


                       DISTRIBUTION AND LICENSE AGREEMENT

Effective as of August 1, 2003 (the "Effective Date") BURDICK, Inc., a (BURDICK) a subsidiary of Quinton Cardiology Systems, Inc. (BURDICK) and Cambridge Heart, Inc., a Delaware corporation ("CHI") hereby agree as follows.

BACKGROUND

A. CHI has developed certain proprietary products used in the non-invasive diagnosis and measurement of Microvolt T-Wave Alternans (MTWA), which are defined below as "Products".

B. BURDICK manufactures and distributes the Quest Cardiac stress test system (Quest), and desires to distribute Products that are compatible with Quest.

C. CHI desires to grant BURDICK the right to distribute Products in accordance with the terms and conditions contained herein.

Agreement for BURDICK to have the exclusive right to sell the OEM Product, as defined in Section 1.4, and non-exclusive rights to sell Products, as defined in Section 1.4, to any customer that has purchased OEM Product.

DEFINITIONS

1. As used herein, the following terms shall have the following definitions:

     1.1. CHI MARKS shall mean the following CHI trademarks: Microvolt T-Wave Alternans Test, Micro-V Alternans Sensors, Analytic Spectral Method.

     1.2. CONTRACT YEAR shall mean a period of one year from the start of this agreement.

     1.3. OBJECT CODE shall mean the machine readable computer software as developed by CHI and currently being sold by BURDICK.

     1.4. PRODUCTS shall mean CHI's PM-3 Patient Module, CHI's Micro-V Patient Cable and CHI's Micro-V Alternans Sensors (Components) and the combination of CHI's Object Code for Quest, PM-3 Patient Module and CHI's Micro-V Patient Cable shall be referred to herein as the OEM PRODUCT.

     1.5. TERRITORY shall mean the United States of America and Canada.


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TERMS

2. GRANT OF RIGHTS. CHI grants to BURDICK, the exclusive right to market, distribute and service the OEM Product. The non-exclusive right to distribute the Components into accounts who have purchased the OEM Product through the direct and distributor sales organizations of BURDICK in the Territory. BURDICK may assign sub distributors or sales agents on such terms and conditions, as it deems appropriate. The foregoing grant shall include the right to use the CHI Marks in connection with BURDICK's marketing and distribution of the Products. BURDICK shall appropriately credit CHI for any such use of the CHI Marks as specified in Section 7. BURDICK shall obtain CHI's prior written consent for each use of such CHI Marks.

3. PURCHASE OF PRODUCTS.

BURDICK may purchase from CHI and CHI hereby agrees to sell Products to BURDICK at prices shown in Appendix A of this agreement. CHI shall ship purchased Products FOB Bedford, Mass. CHI shall invoice BURDICK upon shipment and payment shall be due and payable [**] days from shipment by CHI. A penalty equal to 1% per month of the invoice amount will be charged for delayed payment after [**] days.

     3.1 BURDICK shall issue purchase orders to CHI from time to time as needed, using BURDICK's then current standard purchase order terms. BURDICK agrees to issue non-cancelable, purchase orders 3 months in advance of shipment to assist CHI's production planning efforts. CHI shall use its best efforts to ship Products in accordance with the shipment dates specified in such purchase orders. Modification to non-cancelable purchase orders will be made on a mutual agreed upon basis. CHI shall use commercially reasonable efforts to accommodate unforecasted increases to submitted purchase orders. In the event of any conflict between the terms of such purchase order and the terms of this Agreement, the terms of this Agreement shall prevail.

     3.2 BURDICK and their distributors agree to sell Micro-V Alternans Sensors only to customers who have purchased the OEM Product. CHI agrees to use commercially reasonable efforts not to sell Micro-V Alternans Sensors to customers for use with the OEM Product.

4. MARKETING, SALES AND SALES SUPPORT. BURDICK shall use commercially reasonable efforts to promote, advertise and market the Products and to interact and communicate with CHI as per activities listed in Appendix B of this Agreement. CHI agrees to use commercially reasonable efforts to support BURDICK'S sale of Products as per Appendix B.

5. WARRANTY. (a) CHI warrants, that the Products shall conform to its Specifications and shall be free from defects in material and workmanship under normal and proper use in accordance with CHI's instructions for a period of (12) months from date of installation at the customer but not more than sixteen (16) months from shipment by CHI ("Warranty Period"), that the Products shall conform to CHI's standard specifications and shall be free from defects in material and workmanship under normal and proper use in accordance with any instructions and directions of CHI applicable thereto. BURDICK agrees to provide the necessary labor to replace


                                       2


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any defective Products at BURDICK's expense and to provide a 12-month parts and labor warranty to its customers of the Products.

     (b) THE EXPRESS WARRANTIES SET FORTH IN PARAGRAPH (a) CONSTITUTES THE ONLY WARRANTIES WITH RESPECT TO THE PRODUCTS. CHI MAKES NO REPRESENTATION OR WARRANTY OF ANY OTHER KIND, EXPRESS OR IMPLIED (EITHER IN FACT OF BY OPERATION OF LAW), WITH RESPECT TO THE PRODUCTS, WHETHER AS TO MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, OR ANY OTHER MATTER.

     (c) THE WARRANTIES SET FORTH HEREIN MAY BE ASSERTED BY BURDICK ONLY AND NOT BY BURDICK's CUSTOMERS OR END USERS. BURDICK SOLE REMEDY FOR CHI LIABILITY OF ANY KIND, INCLUDING NEGLIGENCE, WITH RESPECT TO ANY PRODUCT FURNISHED UNDER THIS AGREEMENT, WHETHER THE CLAIMED LIABILITY IS BASED ON A DEFECT, WHETHER DISCOVERABLE OR LATENT, IN ANY PRODUCT, SHALL BE LIMITED TO THE REMEDIES PROVIDED IN PARAGRAPH (f) OF THIS AGREEMENT.

     (d) CHI's warranties set forth in Paragraph (a) shall not apply in circumstances that would be excluded by its standard end user warranty terms, such as misuse or alteration of the Product or use of the Product for other than the specific purpose for which it is designed.

     (e) CHI's sole obligation under the hardware warranty set forth in Paragraph (a) shall be to repair or replace, at CHI's option, the defective or nonconforming hardware. CHI's sole obligation under the Software warranty set forth in paragraph (a) shall be to: (i) accept, analyze and provide written response to any reports from BURDICK of Software malfunction or error; and (ii) use commercially reasonable efforts to provide responses to correct such errors when they reflect significant deviations from CHI's design specifications for the current release of the Software. The time required to repair or replace any defective Product shall not extend the Warranty Period.


                                       3


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6. SERVICE AND SUPPORT. BURDICK shall be responsible for providing service for
OEM Product for BURDICK's customers and shall purchase and maintain sufficient spare parts to provide adequate service. CHI will provide telephone support for BURDICK personnel during its normal business hours. During the term of this Agreement and for [**] years thereafter, CHI shall sell applicable spare parts to BURDICK at prices shown in Appendix A.

7. MARKING. BURDICK shall prominently display the following statement in its operator's manuals, brochures and advertising for its applicable stress test system: "Microvolt T-Wave Alternans technology supplied by Cambridge Heart, Inc." BURDICK shall also refer to applicable CHI patents on a rear panel label or software start-up screen.

8. REGULATORY COMPLIANCE. BURDICK will be responsible for insuring that its stress test system incorporating the OEM Product meets regulatory requirements in any jurisdiction where it currently distributes. CHI will maintain 510K clearances for the OEM Product hardware and software when sold as part of its own systems and for the Micro-V Alternans Sensors. CHI will provide documentation and assistance on a good faith efforts basis to BURDICK in support of any regulatory submissions that BURDICK may chose to make.

9. QUALITY ASSURANCE. CHI will manufacture the Products in compliance with FDA QSR, ISO 9001, the MDD and any other applicable laws and regulations in the Territory. CHI shall be responsible for obtaining and documenting all necessary clearances and approvals in the Territory for the Products when sold as part of its own systems. CHI shall provide BURDICK with cooperation and all data and other information necessary to enable BURDICK, at BURDICK discretion to submit documentation to regulatory bodies in the Territory.

10. RECALLS. In the event of a voluntary or mandatory recall or field correction of the Products occasioned by any defect or deficiency in the materials or manufacture of the Product, CHI and BURDICK shall comply with all applicable FDA or other applicable laws or regulations. BURDICK will cooperate with CHI in providing notice to its customers and distribution of repaired or replacement parts. CHI shall bear all costs, expenses and liabilities in connection therewith including, without limitation, costs related to notifying customers of the recall and transporting the recalled items from customers to a location as BURDICK shall designate in writing and for the replacement of the Products. Costs in this context shall mean costs directly incurred by BURDICK arising solely from such recall, not to include any costs associated with visiting accounts to replace possibly defective parts or software.

11. SOFTWARE LICENSE.

     11.1. CHI grants to BURDICK a nontransferable license to use the Object Code included in the OEM Product and, for each OEM Product that it purchases from CHI, to distribute one copy of such Object Code to end users in the United States who have signed BURDICK's standard Software License Agreement and to sublicense BURDICK's subsidiaries and distributors.

     11.2. BURDICK shall not distribute or enable the Object Code except in accordance with this Article 11.


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12. PATENTS AND TRADEMARKS.

     12.1. CHI hereby represents and warrants that: (i) CHI is the exclusive owner of the Object Code, the Product documentation, and, to the best of CHI's information and belief, the CHI Marks; (ii) CHI has all rights necessary for the grant of the rights and licenses in this Agreement and such grant will not constitute a breach of any other binding obligation to which CHI is subject;
(iii) neither the Object Code nor the Products infringe any trade secret rights, copyrights or U.S. patent rights of any third party; provided, however, that CHI shall not be deemed to be in breach of this part (iv) if CHI was not aware of such infringement as of the execution date of this Agreement and if CHI indemnifies BURDICK against such claim in accordance with Section 14 below; and
(v) Other than described in Appendix C, CHI has no knowledge of any facts or alleged claims that should reasonably lead it to believe that the Object Code or Products infringe any other intellectual property rights of any third party. If the Object Code or Products become, or in CHI's opinion are likely to become, the subject of such claim of infringement, CHI will, in addition to its indemnification obligations hereunder, at its expense, either (A) procure rights for BURDICK or its customers who have executed a software sublicense to continue using the Object Code and the Products, or (B) replace or modify the Object Code or the Products, as the case may be, to prevent infringement with performance substantially similar to the original performance; provided however that if neither A nor B is practicable, CHI may, in its sole discretion, terminate this agreement on 60 day prior written notice to BURDICK.

     12.2. All patents and patent rights, trademarks, copyrights, trade names and other property rights in and with respect to the Products are and will remain exclusively the property of CHI.

13. MUTUAL INDEMNIFICATION. Each party agrees to defend, indemnify and hold the other harmless for any and all claims, demands, actions, suits, losses, liabilities, damages, injuries, fines, penalties, costs and expenses, including without limitation reasonable attorney fees (collectively "Claims") arising out of any breach in performance or warranties under this Agreement by the Indemnitor except to the extent such Claims arise out of the negligence or willful misconduct of the Indemnitee. The Indemnitee shall provide the Indemnitor with prompt written notice of and such Claim and grant the Indemnitor control of the defense, compromise and settlement of such Claim, and shall reasonably cooperate with the Indemnitor with the defense and settlement of such Claim.

14. THIRD PARTY INDEMNIFICATION.

     14.1. CHI shall defend, indemnify and hold harmless BURDICK from any Claim arising out of, or resulting from (a) bodily injury (including death) or property damages incurred by a third party, to the extent such claims are caused by (i) any negligent or willful act or omission of CHI in connection with the development, manufacture, sale or distribution of the Products or (ii) the failure of the Products to perform according to their specifications or (b) any claim that the use, reproduction or distribution of the Products infringes intellectual property rights of a third party. In the event of such claim, BURDICK agrees promptly to notify CHI of the claim and to permit CHI, at CHI's expense, to control of the defense, compromise and


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settlement of such Claim, and shall reasonably cooperate with CHI with the defense and settlement of such Claim.

     14.2. BURDICK shall defend, indemnify and hold harmless CHI from any Claim arising out of, or resulting from (a) bodily injury (including death) or property damages incurred by a third party, to the extent such Claim is caused by (i) any negligent or willful act or omission of BURDICK in connection with the development, manufacture, sale or distribution of its stress test systems or
(ii) the failure of such stress test systems to perform according to their specifications or (b) any Claim that the use, reproduction or distribution of the stress test systems infringes intellectual property rights of a third party. In the event of such a Claim, CHI agrees promptly to notify BURDICK of the Claim and to permit BURDICK, at BURDICK's expense, to control the defense, compromise and settlement of such Claim, and shall reasonably cooperate with BURDICK with the defense and settlement of such Claim.

     14.3. In the event a Claim is based partially on an indemnified claim described in Sections 21.1 or 21.2 above and partially on a non-indemnified claim, or is based partially on a claim indemnified by CHI pursuant to Section
21.1 above and partially on a claim indemnified by BURDICK pursuant to Section
21.2 above, any payments and reasonable attorney fees incurred in connection with such Claim are to be apportioned between CHI and BURDICK in accordance with the degree of cause attributable to each party.

15. LIMITATIONS OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES OF THE OTHER PARTY OR ANYONE CLAIMING THROUGH OR ON BEHALF OF SUCH OTHER PARTY, INCLUDING LOSS OF USE, REVENUE, OR PROFITS, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY BREACH OF THIS AGREEMENT BY A PARTY HERETO OR THE EXISTENCE, FURNISHING, FUNCTIONING, OR THE OTHER PARTY'S OR ANY THIRD PARTY'S USE OF ANY PRODUCTS OR SERVICES PROVIDED FOR IN THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16. CONFIDENTIALITY.

     16.1. CONFIDENTIAL INFORMATION. Both BURDICK and CHI acknowledge that the technical, financial, marketing or sales information, (including, without limitation, the Object Code) (1) disclosed by the other party, or (2) obtained by inspection, examination, use or servicing from time to time of the Products is confidential and proprietary information of such disclosing party and shall remain the property of such disclosing party ("Confidential Information"). Except as otherwise expressly provided in this Agreement, neither BURDICK nor CHI shall use or disclose to a third party the other's Confidential Information for any purpose, other than in the performance of this Agreement, without the prior written consent of the disclosing party. Each party's obligations under this Section 23 shall terminate five (5) years after termination of this Agreement (including any extension thereof).


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     16.2. EXCLUSIONS. Confidential Information shall not include information which: (i) at the time of disclosure is in the public domain; (ii) after disclosure becomes part of the public domain by publication or otherwise, except by breach of this Agreement; (iii) is received from a third party; provided, however, that the recipient has no reason to know such information was obtained by such third party, directly or indirectly, from the other party; (iv) is independently developed by or for the recipient without reference to Confidential Information; and (v) disclosure of which is required by applicable law.

17. ANNOUNCEMENTS. The parties intend to jointly announce this Agreement. Both parties must approve all announcements pertaining to this Agreement in writing.

18. TERM AND RENEWAL. The initial term of this Agreement shall be from the Effective Date through July 31, 2005. Upon the expiration of the initial term, the term shall renew automatically for subsequent one-year terms unless either party has notified the other in writing of its intent not to renew not less than one hundred and eighty (180) days prior to the end of each term.

19. TERMINATION.

     19.1. Either party may terminate this Agreement in the event of a Default, as defined in Section 19.2 below, by the other party, upon thirty (30) days prior written notice to the defaulting party or if either party is bought or merged into another company and does not own more than 50% of the surviving company's shares. Any notice given pursuant to this Section shall be of no effect and this Agreement shall not terminate if the defaulting party has cured the Default described in the notice and is not otherwise in Default at the end of the thirty (30) days following written notice of Default. Termination of this Agreement for Default shall not impair the terminating party's other rights and remedies for such Default.

     19.2. DEFAULT. A party shall be in "Default" if: (1) It voluntarily files a petition under the federal Bankruptcy Act or any similar or successor law relating to bankruptcy, insolvency, arrangement, or reorganization, or under any state bankruptcy or insolvency act, or admits its insolvency or the inability to pay its debts, or fails within sixty (60) days, to gain a discharge or stay of involuntary proceedings brought for its reorganization, dissolution, or liquidation, or is adjudged as bankrupt, or has a trustee or receiver appointed, or makes an assignment for the benefit of its creditors, or if there is an attachment, execution, or other judicial seizure of any material portion of its assets which is not discharged within sixty (60) days; (2) It is involved in a merger in which it is not the surviving entity or is otherwise dissolved or ceases to be in existence; or (3) It breaches any material term of this Agreement.


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     20. EFFECT OF TERMINATION. Upon termination or expiration of this
Agreement, BURDICK may continue to sell Products in its inventory or, at CHI's option, CHI may purchase Products in BURDICK's inventory at the original purchase price paid by BURDICK. Thereafter, the licenses granted to BURDICK under Section 2 shall expire, except to the extent necessary to enable BURDICK to service the Products sold by BURDICK hereunder. CHI agrees to make Micro-V Sensors and service parts available to BURDICK for 1 additional year at the then prevailing prices.

     21. GOVERNING LAW. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Massachusetts.

     22. MISCELLANEOUS.

     22.1. INSURANCE. Throughout the term of this Agreement, CHI and SM shall each maintain one or more commercial general liability insurance policies that, in the aggregate, shall provide coverage, including products liability coverage, of not less than One Million Dollars (U.S. $1,000,000) per occurrence and Two Million Dollars (U.S. $2,000,000) aggregate. An insurance company with a minimum Best's rating of A-XII shall issue the policies. Each policy shall provide coverage for claims arising both within the United States and in foreign countries. CHI and BURDICK shall annually exchange certificates of insurance. In addition, CHI and BURDICK shall each maintain an excess liability policy of no less than Three Million Dollars ($3,000,000).

     22.2. NOTICE. Any notice permitted or required to be given under this Agreement shall be effective upon personal delivery (including delivery by commercial courier service or facsimile with confirmed transmission), or five
(5) days after such notice is mailed by registered or certified mail, return receipt requested, properly directed to the recipient at the address set forth below the party's signature on this Agreement. Either party may change its address by giving written notice of the change in the manner provided above for giving notice.

     22.3. INTEGRATION; AMENDMENT; NONWAIVER. This Agreement, including all Attachments, constitutes the entire agreement of the parties with respect to its subject matter and supersedes and cancels all other prior and contemporaneous agreements, discussions or representations, whether written or oral. No modification of this Agreement shall be enforceable unless reduced to writing and signed by duly authorized representatives of both parties. Failure of either party at any time to enforce any provision of this Agreement shall not preclude any other or further enforcement of such provisions or the exercise of any other rights. No waiver of a breach of this Agreement shall be valid unless in writing.

     22.4. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. If any provision is deemed invalid or unenforceable, the remainder shall be construed to give effect to the parties', intent to the extent permitted by applicable law.


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     22.5. SUCCESSORS AND ASSIGNS. No portion of this Agreement may be transferred or assigned by CHI or BURDICK without the prior written consent of the other party which consent shall not be unreasonably withheld, provided, however, either party may assign this Agreement to any subsidiary of that party or of its parent company. Subject to the foregoing, this Agreement shall be binding upon the respective successors and assigns of the parties.

     22.6. FORCE MAJEURE. Each party shall be excused from any delays or failure in performance (other than payment obligations) hereunder caused by reason of any occurrence of an event of Force Majeure, namely, an act of God, war, fire, flood, earthquake, riots, unforeseen changes in government laws or regulations and government embargo. If any Force Majeure condition occurs, the party delayed or unable to perform shall give reasonably prompt notice to the other party, and this Agreement shall be suspended for the duration of the Force Majeure condition; PROVIDED, HOWEVER, that if the suspension of this Agreement under this Section has continued for a period of sixty (60) or more days, either party may immediately terminate this Agreement upon notice to the other party.

     22.7. INDEPENDENT CONTRACTOR. The relationship between the parties will be that of independent contractors. Neither party will be or hold itself out as an employee, agent or franchisee of the other, and neither party will create or assume any obligation, expressed or implied, on behalf of the other. This Agreement shall not be interpreted or construed as creating or evidencing any association, joint venture or partnership between the parties or as imposing any partnership obligations or partnership liability on any party.

     22.8. SURVIVAL. Sections 6,7,11,13,14,15,16,17,21,22, 23.4 of this
Agreement shall survive its expiration or termination for any reason. Expiration or termination of this Agreement for any reason shall not affect any end user licenses that may have been granted prior to expiration or termination.

     22.9 HEARTWAVE FINDERS FEE. CHI understands that some natural conflict may exist between the OEM Product and the Heartwave System that it sells. To minimize the conflict should a customer decide to purchase the Heartwave system rather than the OEM Alternans Product, CHI agrees to pay the Burdick sales rep or Distributor sales rep $400 for each NEW prospect identified by the Burdick/Distributor Team which results in the sale of a Heartwave System. A NEW prospect is defined as a customer not previously contacted by CHI for the purpose of selling a Heartwave. The VPs of Sales / Marketing of CHI and Burdick will adjudicate split amounts.

     22.10 SALES TRACKING. Burdick agrees to provide a product purchases by customer list on a monthly basis to CHI.


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BURDICK, INC.                               CAMBRIDGE HEART, INC.



BY /s/ DARRYL LUSTIG                        BY /s/ DAVID A. CHAZANOVITZ
--------------------                        -----------------------------
Darryl Lustig                               David A. Chazanovitz
                                            President and CEO


ADDRESS:                                    ADDRESS:

Burdick, Inc.                               Cambridge Heart, Inc.
500 Burdick Pkwy.                           1 Oak Park Drive
Deerfield, WI 53531                         Bedford, MA 01730
Facsimile: (608) 764-7188                   Facsimile: (781) 275-8431


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                         APPENDIX A: PRODUCTS AND PRICES


OEM MICROVOLT T-WAVE ALTERNANS PRODUCT:                       $[**]

MICROVOLT T-WAVE ALTERNANS SENSORS (CASE OF 20)               $[**]

CHI reserves the right to increase sensor prices IF it increases senor pricing for its customers above $[**]case (not anticipated until 1/1/04)

CHI will not increase prices of the OEM Product during the initial term of this agreement



Replacement Parts and Prices

PM-3 Patient Module                                           $[**]

Micro-V Patient Cable                                         $[**]


Replacement parts are to be sold ONLY to accounts that have purchased an OEM Product to replace a broken component of the OEM Product.


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                 APPENDIX B: MARKETING, SALES AND SALES SUPPORT

Burdick and their Distribution partners will be responsible for all sales and service related activities associated with the OEM Product.

CHI personnel will be available to provide technical MTWA support for the sale and use of the systems. CHI's ability to provide in servicing support will be limited until the Burdick software is upgraded to the equivalent version of software on the CHI Heartwave system. Current end user customers will be upgraded at no additional charge. For the sake of clarity this is anticipated to be a low level activity for CHI field personnel accounting for no more than [**]% of their time.

Burdick agrees to provide a product purchases by customer list on a monthly basis to CHI.

Burdick agrees to make time available at their internal sales meetings for CHI to present to the Burdick organization.

Burdick agrees to present and promote the product at distributor meetings that they attend.

Burdick agrees to sell Micro-V Sensors via their distributors

Burdick agrees to invite CHI personnel, at CHI cost, to the various medical conventions that they attend so that CHI can gain insight into end customer's reception to information on the Product. Burdick agrees to show and demonstrate the OEM Product at all convention where it shows its Quest Stress System

Burdick and CHI agree to semi-annual business review meetings at the mutual convenience of both parties


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APPENDIX C: PATENTS

[**].